EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Storage Alliance, Inc.
Calgary, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our reports dated February 11, 2003 relating to the consolidated financial statements of Storage Alliance Inc. ("the Company", formerly Cascadia Capital Corporation), which is contained in that Prospectus. Our reports contain an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP
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BDO DUNWOODY LLP

Vancouver, Canada
November 18, 2003